Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 filed with the Securities and Exchange Commission on March 28, 2024) of our report dated June 29, 2023 relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiary ( which report appears in the Form 10-K of the Company for the year ended March 31, 2023 and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Buchbinder Tunick & Company LLP
Buchbinder Tunick & Company LLP

Little Falls, New Jersey
March 28, 2024